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                                                                    Exhibit 10.5

                           STELLAR TECHNOLOGIES, INC.
                      7935 Airport Pulling Road, Suite 201
                              Naples, Florida 34109

[___________________]

     RE: Change in Control

Dear [__________________________]:

     This letter shall set forth certain of your rights and obligations in the event that your employment or service to the Company or any of our subsidiaries is terminated by the Company for any reason other than for "Cause", as that term is defined in the Stellar Technologies, Inc. 2005 Stock Incentive Plan (the "Plan"). Specifically, if your employment or other service to the Company or any of our subsidiaries is terminated by the Company for any reason other than for "Cause", the Company shall:

     (i) Pay you an amount equal to _________ months base salary, less all required deductions;

     (ii) Cause all options issued to you under the Plan to become immediately vested and exercisable in full and may be exercised at any time prior to two years after such termination and before the date the option terminates; and

     (iii) Continue to provide health insurance to you and your dependants for ____ months.

     The foregoing shall be paid or provided to you, as applicable, if and only if you execute and deliver to the Company a general release in favor of the Company and our subsidiaries in form and substance acceptable to the Company.

     If you have any questions regarding the above, please call me directly at
(239) 592-1816.

                                        Very truly yours,

                                        STELLAR TECHNOLOGIES, INC.


                                        By:
                                            ------------------------------------
                                            Mark Sampson
                                            Chief Executive Officer